Exhibit 99.1

FOR IMMEDIATE RELEASE:
DATE: July 25, 2013
Investor Relations
CONTACT: Quynh McGuire
PHONE: 724-539-6559
Corporate Relations - Media
CONTACT: Lorrie Paul Crum
PHONE: 724-539-6792
KENNAMETAL ANNOUNCES FOURTH QUARTER & FISCAL 2013 RESULTS; INCREASES DIVIDEND BY 12.5%; EXPANDS REPURCHASE PROGRAM
-   Delivered fourth quarter EPS of $0.76 with double-digit operating margin, despite market challenges
-    Achieved all-time annual free operating cash flow record of $204 million
-   Increases quarterly dividend 12.5 percent to $0.18 per share
-   Expands repurchase authorization; 10.4 million shares remaining in program
-   Provides fiscal 2014 EPS range of $2.90 to $3.10
LATROBE, Pa., (July 25, 2013) – Kennametal Inc. (NYSE: KMT) today reported fiscal 2013 and fourth-quarter results. For fiscal 2013, the company reported earnings per diluted share (EPS) of $2.52 on $2.6 billion in sales, compared with EPS of $3.77 earned on $2.7 billion in sales during the prior year. The current year included $0.03 per share in earnings accretion from Stellite, while the prior year included acquisition-related dilution of $0.09 per share.
For the fiscal fourth quarter, the company reported EPS of $0.76 on $671 million in sales, compared with EPS of $1.06 on $739 million in sales for the same period last year.
"In the June quarter—and for every quarter during fiscal 2013—Kennametal delivered double-digit profitability despite market challenges. We demonstrated greater agility in this cycle and elevated our financial performance,” said Kennametal Chairman, President and Chief Executive Officer Carlos Cardoso.
“In addition, we generated all-time record free operating cash flow of $204 million; nearly 100 percent of net income.  Our company-specific initiatives, proven cost disciplines and strong balance sheet provide opportunities for Kennametal to maximize revenues and earnings, while continuing to generate strong cash flows.  Going forward, we will remain intensely focused on generating profitable growth.”
Fiscal 2013 Fourth Quarter Key Developments

•
Sales were $671 million, compared with $739 million in the same quarter last year. Sales decreased by 9 percent, reflecting an 8 percent organic decline and a 1 percent unfavorable effect from currency exchange.

•
Operating income was $91 million, compared with $117 million in the same quarter last year. Operating income declined due to lower sales volume and unfavorable inventory adjustments, partially offset by favorable operating expense and absorption benefits associated with slightly higher inventory. Operating margin was 13.5 percent compared with 15.9 percent in the prior year.

•
The effective tax rate was 23.9 percent in the period, compared with 20.3 percent in the prior year. The prior year rate benefited from a settlement of an income tax audit in Europe, partially offset by the impacts of stronger earnings in the U.S.

•	EPS were $0.76, compared with the prior year quarter EPS of $1.06.

•	Adjusted return on invested capital (ROIC) was 9.5 percent as of June 30, 2013.

•	For the fiscal year, the company realized an all-time annual free operating cash flow record of $204 million compared with $193 million for last year, driven by improved working capital performance.

•	Capital stock repurchased during the quarter was approximately 1.0 million shares and totaled approximately 3.1 million shares for the fiscal year.
Segment Developments for the Fiscal 2013 Fourth Quarter

•
Industrial segment sales of $384 million declined 9 percent from $421 million in the prior year quarter. The results reflect an 8 percent organic decline and a 1 percent unfavorable effect from currency exchange. On an organic basis, sales declined 8 percent in general engineering, 7 percent in transportation and 6 percent in aerospace and defense. On a regional basis, sales declined approximately 12 percent in the Americas, 6 percent in Europe and 5 percent in Asia.

•
Industrial segment operating income was $56 million compared with $76 million in the prior year. Industrial operating income decreased primarily due to lower sales volume and unfavorable inventory adjustments, partially offset by lower operating expense and absorption benefits associated with slightly higher inventory. Industrial operating margin was 14.6 percent compared with 18.2 percent in the prior year.

•
Infrastructure segment sales of $288 million, declined 10 percent from $318 million in the prior year. The decrease was driven by an 8 percent organic decline, a 1 percent decline from fewer business days and a 1 percent unfavorable effect from currency exchange. On an organic basis, sales declined by 12 percent in the energy and 6 percent in the earthworks markets. Energy sales continued to reflect low drilling activity in oil and gas. Earthworks sales remained weak globally due to depressed levels of underground coal mining activity. On a regional basis, sales decreased approximately 11 percent in the Americas, 8 percent in Europe and 3 percent in Asia.

•
Infrastructure segment operating income was $35 million, compared with $42 million in the same quarter of the prior year. Stellite contributed $1 million of operating income in the current year quarter, compared with $1 million of net acquisition-related loss in the prior year period. Operating income decreased primarily due to the effects of the organic sales decline and unfavorable inventory adjustments, partially offset by lower operating expense and absorption benefits associated with slightly higher inventory. Excluding Stellite, Infrastructure operating margin was 14.8 percent compared with 17.0 percent in the prior year.

Fiscal 2013 Key Developments

•
Sales were $2.6 billion, compared with $2.7 billion last year. Sales decreased by 5 percent, driven by an 8 percent organic decline, a 2 percent unfavorable effect from currency exchange and a 1 percent decline due to fewer business days, partially offset by a 6 percent increase from Stellite.

•
Operating income was $296 million, compared with $416 million last year. Stellite contributed $12 million of operating income, compared with $5 million of net operating loss for the four months owned in the prior year. Operating income decreased primarily due to lower sales volume, lower absorption of manufacturing costs related to reduced sales volume and an inventory reduction initiative, as well as unfavorable currency exchange. The decrease was lessened by reduced operating expense, driven by lower employment costs, favorable currency exchange, a decrease in Stellite acquisition-related costs and containment of discretionary spending. Excluding Stellite, fiscal year adjusted operating margin was 12.1 percent, compared with 15.9 percent in the prior year.

•
EPS were $2.52, compared with the prior year EPS of $3.77. The current year includes $0.03 per share accretion from Stellite. Prior year included acquisition-related dilution of $0.09 per share from Stellite.

Reconciliations of all non-GAAP financial measures are set forth in the tables attached, and corresponding descriptions are contained in the company’s report on Form 8-K, to which this news release is attached.
Outlook

For fiscal year 2014, Kennametal's outlook reflects expectations of continued macro-economic improvement, with worldwide industrial production building momentum. While manufacturing and industrial sectors are projected to expand over the next 12 months, underground coal mining will likely remain weak globally as well as some near-term project delays in the energy markets.
As a result of these factors, the company expects organic sales growth to range from 5 to 7 percent, and total sales to grow between 4 and 6 percent in fiscal 2014. This growth rate is expected to outpace global industrial production by more than double through company-specific initiatives.
The company expects EPS to range from $2.90 to $3.10 in fiscal 2014. The mid-point of this range represents a 19 percent increase from EPS of $2.52 in fiscal 2013.
Kennametal expects to generate cash flow from operating activities in the range of $330 million to $380 million in fiscal 2014. Based on anticipated capital expenditures of approximately $130 million to $150 million, the company expects to generate free operating cash flow in the range of $200 million to $230 million for fiscal year 2014.
Amended Share Repurchase Program
Kennametal announced today that its Board of Directors authorized a second amended multi-year repurchase program of up to 17 million shares of the company's outstanding capital stock (previously 12 million shares). The purchases may be made from time to time, at the company's discretion, in the open market, in private transactions or through Rule 10b5-1 Plans, in accordance with applicable securities laws taking into consideration the market price of the stock, other investment opportunities, and cash flows from operations, general economic conditions and other relevant factors. Currently, there are 10.4 million shares available for repurchase under this second amended authorization.
Increased Dividend Declared
Kennametal also announced that its Board of Directors declared a quarterly cash dividend of $0.18 per share, which represents an increase of 12.5 percent, or $0.02 per share. This action marks the company's sixth increase to the annual dividend over a nine-year period. The dividend is payable August 21, 2013 to shareowners of record as of the close of business on August 6, 2013.
Enhanced Operating Structure Implemented as of July 1, 2013
At the start of fiscal 2014, Kennametal enhanced its organizational structure to align a broader base management team with customer-facing products and technology platforms, as well as to further increase cross-selling opportunities. This operating structure supports the company's stated growth objectives across diverse market sectors, preserves the focus on customers and increases product innovation.
Kennametal will continue to report results in each of the Industrial and Infrastructure segments, as well as by served end markets, while also providing expanded disclosures discussing technology-based sales for each segment. Consistent with previous allocation methodologies, corporate expenses related to each segment will be classified accordingly.
Previously disclosed segment results will be recast for certain sales reclassifications based on products and technologies and disclosed in future filings as appropriate.
Kennametal advises shareowners to note monthly order trends, for which the company generally makes a disclosure ten business days after the conclusion of each month. This information is available via the Investor Relations section of Kennametal’s corporate website at www.kennametal.com.

The company will discuss its fiscal 2013 fourth-quarter results in a live webcast at 10:00 a.m. ET today. This event will be broadcast live on the company’s website, www.kennametal.com. To access the webcast, select “Investor Relations” and then “Events.” A recorded replay of this event also will be available on the company’s website through August 26, 2013.
Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, and cash flow for fiscal year 2013 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: economic recession; availability and cost of the raw materials we use to manufacture our products; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; our ability to protect and defend our intellectual property; competition; our ability to retain our management and employees; demands on management resources; demand for and market acceptance of our products; integrating acquisitions and achieving the expected savings and synergies; business divestitures; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
Celebrating its 75th year as an industrial technology leader, Kennametal Inc. delivers productivity to customers seeking peak performance in demanding environments. The company provides innovative wear-resistant products and application engineering backed by advanced material science, serving customers in 60 countries across diverse sectors of aerospace, earthworks, energy, industrial production, transportation and infrastructure. With approximately 13,000 employees and nearly $3 billion in sales, the company realizes half of its revenue from outside North America, and 40% globally from innovations introduced in the past five years. Recognized among the “World's Most Ethical Companies” (Ethisphere); “Outstanding Corporate Innovator” (Product Development Management Association); and "America's Safest Companies" (EHS Today) with a focus on 100% safety, Kennametal and its foundation invest in technical education, industrial technologies and material science to deliver the promise of progress and economic prosperity to people everywhere. For more information, visit the company's website at www.kennametal.com.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands, except per share amounts)	2013	2012	2013	2012
Sales	$671,410	$739,216	$2,589,373	$2,736,246
Cost of goods sold	442,696	474,359	1,744,369	1,741,996
Gross profit	228,714	264,857	845,004	994,250
Operating expense	132,883	142,030	527,850	561,490
Amortization of intangibles	5,258	5,369	20,760	16,351
Operating income	90,573	117,458	296,394	416,409
Interest expense	7,042	8,469	27,472	27,215
Other expense (income), net	1,812	394	2,313	(775)
Income from continuing operations before income taxes	81,719	108,595	266,609	389,969
Provision for income taxes	19,535	22,043	59,693	79,136
Net income	62,184	86,552	206,916	310,833
Less: Net income attributable to noncontrolling interests	1,366	504	3,651	3,603
Net income attributable to Kennametal	$60,818	$86,048	$203,265	$307,230
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREOWNERS
Basic earnings per share	$0.77	$1.07	$2.56	$3.83
Diluted earnings per share	$0.76	$1.06	$2.52	$3.77
Dividends per share	$0.16	$0.14	$0.64	$0.54
Basic weighted average shares outstanding	78,615	80,323	79,463	80,216
Diluted weighted average shares outstanding	79,866	81,554	80,612	81,439

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	June 30, 2013	June 30, 2012
ASSETS
Cash and cash equivalents	$377,316	$116,466
Accounts receivable, net	445,322	478,989
Inventories	578,795	585,856
Other current assets	98,040	101,651
Total current assets	1,499,473	1,282,962
Property, plant and equipment, net	741,482	742,201
Goodwill and other intangible assets, net	944,520	962,837
Other assets	115,564	46,188
Total assets	$3,301,039	$3,034,188
LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$44,319	$75,137
Accounts payable	190,623	219,475
Other current liabilities	232,651	284,010
Total current liabilities	467,593	578,622
Long-term debt and capital leases	703,626	490,608
Other liabilities	317,527	296,737
Total liabilities	1,488,746	1,365,967
KENNAMETAL SHAREOWNERS’ EQUITY	1,781,826	1,643,850
NONCONTROLLING INTERESTS	30,467	24,371
Total liabilities and equity	$3,301,039	$3,034,188

SEGMENT DATA (UNAUDITED)	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands)	2013	2012	2013	2012
Outside Sales:
Industrial	$383,727	$421,173	$1,471,882	$1,667,434
Infrastructure	287,683	318,043	1,117,491	1,068,812
Total outside sales	$671,410	$739,216	$2,589,373	$2,736,246
Sales By Geographic Region:
North America	$293,048	$332,207	$1,145,722	$1,250,124
Western Europe	202,168	218,479	768,276	781,683
Rest of World	176,194	188,530	675,375	704,439
Total sales by geographic region	$671,410	$739,216	$2,589,373	$2,736,246
Operating Income:
Industrial	$56,193	$76,455	$173,744	$283,233
Infrastructure	35,288	41,713	130,537	141,640
Corporate (1)	(908)	(710)	(7,887)	(8,464)
Total operating income	$90,573	$117,458	$296,394	$416,409
(1)  Represents unallocated corporate expenses

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including, sales, operating income and margin; Infrastructure sales, operating income and margin; free operating cash flow and return on invested capital (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures utilized by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.

THREE MONTHS ENDED JUNE 30, 2013 - (UNAUDITED)

(in thousands, except percents)	Infrastructure Sales	Infrastructure Operating Income
2013 Reported Results	$287,683	$35,288
2013 Reported Operating Margin		12.3%
Stellite (2)	(57,140)	(1,150)
2013 Adjusted Results	$230,543	$34,138
2013 Adjusted Operating Margin		14.8%
(2)  Includes three months of Stellite operations (Stellite was acquired March 1, 2012).

THREE MONTHS ENDED JUNE 30, 2013 - (UNAUDITED)

(in thousands, except percents)	Sales	Operating Income
2013 Reported Results	$671,410	$90,573
2013 Reported Operating Margin		13.5%
Stellite (2)	(57,140)	(1,150)
2013 Adjusted Results	$614,270	$89,423
2013 Adjusted Operating Margin		14.6%

THREE MONTHS ENDED JUNE 30, 2012 - (UNAUDITED)

(in thousands, except percents)	Infrastructure Sales	Infrastructure Operating Income
2012 Reported Results	$318,043	$41,713
2012 Reported Operating Margin		13.1%
Acquisition impact (3)	(67,537)	857
2012 Adjusted Results	$250,506	$42,570
2012 Adjusted Operating Margin		17.0%
(3)  Includes the impact of Stellite operations and integration charges

THREE MONTHS ENDED JUNE 31, 2012 - (UNAUDITED)

(in thousands, except percents)	Sales	Operating Income
2012 Reported Results	$739,216	$117,458
2012 Reported Operating Margin		15.9%
Acquisition impact (3)	(67,537)	857
2012 Adjusted Results	$671,679	$118,315
2012 Adjusted Operating Margin		17.6%

YEAR ENDED JUNE 30, 2013 - (UNAUDITED)

(in thousands, except percents)	Sales	Operating Income
2013 Reported Results	$2,589,373	$296,394
2013 Reported Operating Margin		11.4%
Stellite (4)	(238,004)	(12,293)
2013 Adjusted Results	$2,351,369	$284,101
2013 Adjusted Operating Margin		12.1%
(4)  Includes twelve months of Stellite operations (Stellite was acquired March 1, 2012). The eight months of acquisition impact included sales of $160.4 million and operating income of $10.7 million.

YEAR ENDED JUNE 30, 2012 - (UNAUDITED)

(in thousands, except percents)	Sales	Operating Income
2012 Reported Results	$2,736,246	$416,409
2012 Reported Operating Margin		15.2%
Acquisition impact (3)	(90,096)	5,463
2012 Adjusted Results	$2,646,150	$421,872
2012 Adjusted Operating Margin		15.9%

FREE OPERATING CASH FLOW (UNAUDITED)	Year Ended
	June 30,
(in thousands)	2013	2012
Net cash flow from operating activities	$284,150	$289,580
Purchases of property, plant and equipment	(82,835)	(103,036)
Proceeds from disposals of property, plant and equipment	3,016	6,886
Free operating cash flow	$204,331	$193,430

RETURN ON INVESTED CAPITAL (UNAUDITED)
June 30, 2013 (in thousands, except percents)

Invested Capital	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012	Average
Debt	$747,945	$751,030	$706,859	$601,124	$565,745	$674,541
Total equity	1,812,293	1,753,834	1,744,443	1,712,532	1,668,221	1,738,265
Total	$2,560,238	$2,504,864	$2,451,302	$2,313,656	$2,233,966	$2,412,806
		Three Months Ended
Interest Expense		6/30/2013	3/31/2013	12/31/2012	9/30/2012	Total
Interest expense		$7,042	$7,504	$6,970	$5,956	$27,472
Income tax benefit						6,154
Total interest expense, net of tax						$21,318
Net Income		6/30/2013	3/31/2013	12/31/2012	9/30/2012	Total
Net income attributable to Kennametal, as reported		$60,818	$53,916	$42,142	$46,390	$203,265
Noncontrolling interest		1,366	460	1,167	657	3,651
Net income, adjusted		$62,184	$54,376	$43,309	$47,047	$206,916
Total interest expense, net of tax						21,318
						$228,234
Average invested capital						$2,412,806
Adjusted Return on Invested Capital						9.5%
Return on invested capital calculated utilizing net income, as reported is as follows:
Net income attributable to Kennametal, as reported						$203,265
Total interest expense, net of tax						21,318
						$224,583
Average invested capital						$2,412,806
Return on Invested Capital						9.3%